DealerTrack Holdings, Inc. Performance Stock Unit Agreement

THIS AGREEMENT, dated ____________, 2010 (the “Award Date”), is made between DealerTrack Holdings, Inc., a Delaware corporation hereinafter referred to as the “Company,” and ______________, an employee of the Company or a Subsidiary of the Company, hereinafter referred to as the “Participant.”

1.
Definitions.  All capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings ascribed to them in the Company’s 2005 Incentive Award Plan, as amended from time to time (the “Plan”).

2.	Award of Performance Stock Units.

(a)           Award.  Subject to the terms of this Agreement, the Company hereby grants to the Participant an Award (as defined below) with respect to a “target” of [______] Performance Stock Units (subject to adjustment as provided in Section 11.1 of the Plan) (the “Award”).  The actual number of Performance Stock Units to be delivered, if any, will depend upon the achievement of certain performance targets and other vesting conditions as described in Section 3.  As used herein, the term “Performance Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Stock (subject to adjustment as provided in Section 11.1 of the Plan) solely for purposes of the Plan and this Agreement.  The Performance Stock Units shall not be treated as property or a trust fund of any kind.  The number of Performance Stock Units may be increased by additional Performance Stock Units created by "reinvestment" of dividend equivalents as provided in Section 6(b).

(b)           Plan.  The Award granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article 11 thereof.

3.
Vesting of Performance Stock Units.  The Performance Stock Units will vest and become payable to the extent earned on January 31, 2013 (the “Vesting Date”); provided, the Participant remains continuously employed in active service by the Company or its Subsidiaries from the Award Date through the Vesting Date.  Except as otherwise expressly provided herein, in the event that the Participant is not employed on the Vesting Date, the Award will be forfeited and terminate on the Participant’s termination of employment. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits related to the Performance Stock Units upon or following a termination of employment as provided in this Agreement. In addition, the Participant’s Performance Stock Units are subject to forfeiture if the Company's performance goals are not achieved, as described below.

(a)           Adjusted Net Income Performance.  One-half (50%) of the Performance Stock Units (the “Adjusted Net Income Units”) will be eligible for vesting only to the extent the relevant Adjusted Net Income (as defined below) targets are met.  If the target Adjusted Net Income measurement is achieved, the Participant will be eligible to vest in the Adjusted Net Income Units (the “Target Net Income Award”).  The number of actual Adjusted Net Income Units that will be eligible to be paid to the Participant, subject to his/her continued employment (the “Actual Net Income Payout”), if any, will be determined based on the Company’s achievement of Adjusted Net Income for the 2010 calendar year (the "Net Income Performance Period").  The Actual Net Income Payout, if any, will be subject to increases pursuant to the re-investment of dividends described in Section 6(b) below.

The Participant’s Actual Net Income Payout will be determined as follows:

➢	The Actual Net Income Payout will be 125% of the Target Net Income Award in the event that the Company’s Adjusted Net Income is $26,700,000 or greater.

➢	The Actual Net Income Payout will be 100% of the Target Net Income Award in the event that the Company’s Adjusted Net Income $24,300,000.

➢	The Actual Net Income Payout will be 25% of the Target Net Income Award in the event that the Company’s Adjusted Net Income is $20,700,000.

➢	In the event that the Company’s Adjusted Net Income is less than $20,700,000 the Adjusted Net Income Unit portion of the Award will be forfeited and terminate.

➢	The payment percentage is interpolated for performance between the points indicated in the first three bullet points above on a straight-line basis.

For purposes of this Agreement, "Adjusted Net Income" shall be the Adjusted Net Income number as reported in the Company’s full earnings release related to 2010.  If prior to December 31, 2010, the Company acquires a new business from a third party (a “New Business”), then the each of the Adjusted Net Income Metrics above shall be increased by the Pro-Rata New Business Additional Adjusted Net Income.  “New Business Additional Adjusted Net Income” shall mean the Adjusted Net Income for the New Business for the trailing 4 complete calendar quarters immediately preceding the acquisition.  “Pro-Rata New Business Additional Adjusted Net Income” shall mean New Business Adjusted Net Income multiplied by a fraction, the numerator of which is the number of whole months remaining in the calendar year subsequent to the date the New Business is acquired and the denominator of which is 12.

(b)           TSR Performance.  One-half (50%) of the Performance Stock Units (the “TSR Units”) will be eligible for vesting only to the extent the relevant TSR (as defined below) targets are met.  If the target TSR measurement is achieved, the Participant will be eligible to vest in the TSR Units (the “Target TSR Award”).  The number of actual TSR Units that will be eligible to be paid to the Participant, subject to his/her continued employment (the “Actual TSR Payout”), if any, is determined based on the Company’s Total Shareholder Return for the calendar years 2010, 2011 and 2012, in the aggregate (the "TSR Performance Period").  The Actual TSR Payout, if any, will be subject to increases pursuant to the re-investment of dividends described in Section 6(b) below.

The Participant’s Actual TSR Payout will be determined as follows:

➢	If the Company’s TSR is equal to or greater than the 75th percentile, the Actual TSR Payout will be 150% of the Target TSR Award.

➢	If the Company’s TSR is equal to the 50th percentile, the Actual TSR Payout will be 100% of the Target TSR Award.

➢	If the Company’s TSR is equal to or less than the 25th percentile, the TSR Unit portion of the Award will be forfeited and terminate.

➢	The payment percentage is interpolated for performance between the points indicated in the first three bullet points above on a straight-line basis.

For purposes of this Agreement, "Total Shareholder Return" or “TSR” is calculated by comparing the Company’s three-year TSR to those of individual companies that comprise the NASDAQ Internet Index using (i) the average closing stock price for the relevant stock for the 20-trading-day period ending with the last day on which the NASDAQ is open for trading preceding the first day of the TSR Performance Period, and (ii) the average closing stock price for the relevant stock for the 20-trading-day period ending with the last day of the TSR Performance Period.  For this purpose, any company that is a member of the NASDAQ Internet Index for purposes of clause (i) but is no longer a member at the measurement time for clause (ii) shall not be included in the TSR calculation.  In the sole discretion of the Committee, the TSR calculation will assume reinvestment of dividends.

(c)           Determination of Company Performance.  The determination as to whether the Company has attained the performance goals with respect to the Net Income Performance Period and the TSR Performance Period shall be made by the Committee acting in good faith.  The Committee's determination regarding whether the Company has attained the performance goals (the "Committee Determination") shall be made as soon as reasonably practicable following the end of the applicable performance period.  The Performance Stock Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination, as required by Section 162(m) of the Code and the regulations promulgated thereunder.  Any Performance Stock Units forfeited pursuant to this Section 3, Section 4 or Section 7 shall be deemed to have been forfeited as of the last day of the applicable performance period, or vesting period, as applicable.

4.
Termination of Employment due to Death or Disability. Notwithstanding anything to the contrary herein, if, prior to the Vesting Date, the Participant’s employment with the Company is terminated as a result of his/her death or Disability (as defined below), the Performance Stock Units will remain outstanding during the remainder of the Net Income Performance Period and the TSR Performance Period and the payout will be the Target Net Income Award and the Target TSR Award, regardless of the actual performance of the Company; provided, however, any Performance Stock Units that become payable following the Participant’s death or Disability shall be prorated by multiplying the sum of (i) the Actual EBTDA Payout and (ii) the Actual TSR Payout by a fraction, the numerator of which shall be the number of whole months in the TSR Performance Period that the Participant was employed by the Company and the denominator of which shall be thirty-six (36).  For purposes of this Agreement, “Disability” shall be defined as such term is defined for purposes of Section 409A of the Code, notwithstanding anything to the contrary in the Plan.

5.
Timing and Manner of Payment of Performance Stock Units.  The Company shall deliver to the Participant a number of shares of Stock (either by delivering one or more certificates for such Stock or by entering such Stock in book entry form, as determined by the Company in its discretion) equal to the number of Performance Stock Units subject to the Award that are vested pursuant to Sections 3, 4 and 7 on January 31, 2013 (the “Payment Date”), unless (i) the Participant dies or becomes Disabled during the Net Income Performance Period or the TSR Performance Period, in which case, the Payment Date shall be no later than 60 days following the Participant’s death or Disability or (ii) the provisions of Section 7(d) apply.  The Company’s obligation to deliver Stock is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any Stock with respect to the vested Performance Stock Units deliver to the Company any representations or other documents or assurances required pursuant to Section 10.5 of the Plan.

6.	Limitations on Rights Associated with Performance Stock Units.

(a)           Rights as a Stockholder.  Except as set forth in Section 6(b) below, the Participant shall have no rights as a stockholder of the Company and no voting rights with respect to the Performance Stock Units and any Stock underlying or issuable in respect of such Performance Stock Units until such Stock is actually issued to and held of record by the Participant.

(b)           Dividend Equivalent Reinvestment.  As of any date that the Company pays an ordinary cash dividend on its Stock, the Company shall increase the number of Performance Stock Units hereunder by the number of shares that represent an amount equal to the per share cash dividend paid by the Company on its Stock on such date multiplied by the number of Performance Stock Units remaining subject to this Award as of the related dividend payment record date.  For this purpose, fractional interests will be disregarded.  Any Performance Units added pursuant to the foregoing provisions of this Section 4(b) will be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original target Performance Stock Units to which they relate.  No such payment shall be made with respect to any Performance Stock Units which, as of such record date, have either been paid pursuant to Section 5 or terminated.

7.	Change in Control.

(a)           If a Change of Control occurs during the 2010 calendar year and the Performance Stock Units are converted, assumed, or replaced by a successor entity, the Performance Stock Units will be subject to time based vesting so that the number of Performance Share Units set forth in Section 2(a) will be delivered to the Participant (the “Change in Control 2010 Payout”) provided the Participant remains continuously employed in active service by the Company or its Subsidiaries from the Award Date through the Vesting Date.  Any such Award will be paid on the Payment Date in accordance with Section 5.  Subject to subclause (c) below, in the event that the Participant is not employed on the Vesting Date, his/her Award will be forfeited and terminate; provided, however that if such Participant dies or incurs a Disability, he/she will he/she will receive the 2010 Change in Control Payout on or no later than 60 days following his/her death or Disability and such payout will be prorated by multiplying such payout by a fraction, the numerator of which is the number of whole months in the TSR Performance Period that the Participant was employed by the Company and the denominator of which shall be thirty-six (36).

(b)           If a Change of Control occurs following the 2010 calendar year and the Performance Stock Units are converted, assumed, or replaced by a successor entity, the number of Adjusted Net Income Units eligible for delivery will be the Actual Net Income Payout and the number of TSR Units eligible for delivery will be the Target TSR Award (the “Post 2010 Change in Control Payout”), and, provided the Participant remains continuously employed in active service by the Company or its Subsidiaries from the Award Date through the Vesting Date, any such Award will be paid on January 31, 2013, in accordance with Section 5.  Subject to subclause (c) below, in the event that the Participant is not employed on the Vesting Date, his/her Award will be forfeited and terminate; provided, however that if such Participant dies or incurs a Disability, he/she will receive the Post 2010 Change in Control Payout on or no later than 60 days following his/her death or Disability and such payout will be prorated by multiplying such payout by a fraction, the numerator of which is the number of whole months in the TSR Performance Period that the Participant was employed by the Company and the denominator of which shall be thirty-six (36).

(c)           Notwithstanding anything to the contrary herein, in the event that a Change in Control occurs and the Performance Stock Units are converted, assumed, or replaced by a successor entity, if the Participant (i) is terminated by the Company’s successor without Cause or (ii) is then bound by an employment agreement, and such agreement contemplates a resignation for “Good Reason”, the Participant’s resignation with “Good Reason” (as such term is defined in the Participant’s employment agreement), in each case, during the one-year period following the Change in Control, the Performance Stock Units will immediately vest and become non-forfeitable.  Any such Performance Stock Units shall be delivered on January 31, 2013 in accordance with Section 5.

(d)           Notwithstanding anything to the contrary herein, in the event a Change in Control occurs and the Performance Stock Units are not converted, assumed or replaced by a successor entity, the Performance Stock Units (determined at “target”) shall vest in full in accordance with Section 11.3 of the Plan and shall be paid in accordance with the terms of the Plan no later than 60 days following such Change in Control, provided, however, that if such Change in Control occurs following the 2010 calendar year, the number of Adjusted Net Income Units eligible for delivery will be the Actual Net Income Payout and the number of TSR Units eligible for delivery will be the Target TSR Award.  Notwithstanding anything to the contrary herein or in the Plan, for purposes of this Section 7(d), a Change in Control shall only occur if such Change in Control meets the requirements of Treasury Regulation Section 1.409A-3(i)(5).

8.
Adjustments upon Specified Events.  Upon the occurrence of certain events relating to the Company’s stock contemplated by Section 11.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Committee shall make adjustments in accordance with such section in the number of stock units then outstanding and the number and kind of securities that may be issued in respect of the Award.

9.
Restrictions on Transfer.  Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.

10.
No Right to Continued Employment.  Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Participant’s status as an employee at will who is subject to termination without Cause, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or services, or affects the right of the Company or any Subsidiary to increase or decrease the Participant’s other compensation or benefits.   Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his consent thereto.

11.
Tax Withholding.  Subject to Section 15.3 of the Plan, upon any distribution of Stock in respect of the Performance Stock Units, the Committee may in its discretion reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates.  In the event that the Company does not satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Performance Stock Units, the Company (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from any compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

12.
Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

13.
Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions the Securities Act, the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.
Amendment, Suspension and Termination.  The Awards may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Participant, alter or impair any rights or obligations under any Award.

15.
Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his address shown in the Company records, and to the Company at its principal executive office.

16.	Award Not Funded. The Participant will have no right or claim to any specific funds, property or assets of the Company as to this Award.

17.
Force and Effect.  The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

18.
Entire Agreement.  This Agreement and the Plan contains the entire understanding of the parties in respect of the Performance Stock Units and supersedes all other prior agreements and understandings between the parties with respect to the Performance Stock Units.

19.
Construction.  This Agreement shall be construed and interpreted to comply with Section 409A of the Code.  The Company reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Performance Stock Units in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder.

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The Participant represents that he/she has read this Agreement and the Plan and is familiar with the terms and provisions of each.  The Participant acknowledges that the Award is issued pursuant to, and is subject to the terms and conditions of, the Plan, and the Participant will be bound by the terms of the Plan as if it were set forth verbatim in this Agreement.  The Participant agrees to comply with all rules the Company may establish with respect to the Plan.  The Participant further acknowledges and agrees that this Agreement (and the Plan) constitutes the entire agreement between the parties with respect to the Award and that this Agreement (and the Plan) supersedes any and all prior agreements, whether written or oral, between the parties with respect to the Award.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first set forth above.

DEALERTRACK HOLDINGS, INC.	PARTICIPANT
By:___________________________	___________________________________
Name:
Title:
Residence Address:

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